Citigroup Mamaged Futures LLC
                        731 Lexington Avenue, 25th Floor
                               New York, NY 10022

By Edgar


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 200549


Re:     Citigroup Diversified Futures Fund L.P.
        Supplement to Registraion Statement on Form S-1
        File No. 333-117275


Ladies and Gentlemen:


     On behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to the Rule 424 (b) (3) of the Securities Act of 1933, as amended, a Supplement dated April 30, 2007 to the Partnership's prospectus dated April 30, 2007.

Should you have any questions, please telephone me at 212-559-5046.

Very truly yours,

/s/ Jennifer Magro
    --------------
    Jennifer Magro
    Chief Financial Officer and
    Director

Enclosures

                     Citigroup Diversified Futures Fund L.P.
                                   April 2007

The net asset value for Citigroup Diversified Futures Fund L.P. was $908.41 per unit at the end of April, up 3.8% for the month and down 2.9% year to date.

The Fund was positive for the month of April, as gains in currency, indices, energy and soft commodities markets were partially offset by losses in grains and U.S. fixed income markets.

Profits were earned from trading in currency markets as the U.S. dollar weakened against other major currencies. Robust recovery of the equity market supported by strong earnings reports also produced gains for the Fund's advisors. Gasoline prices rallied as a result of multiple refinery outages, benefiting the Fund's long positions. Gains were also realized from trading crude oil and natural gas positions as prices edged higher. In soft commodities markets, cotton, coffee and sugar prices continued to trend lower, benefiting the Fund's short positions.

Losses were taken in grains markets as soybean prices moved significantly lower against the prevailing trend, while wheat prices unexpectedly rallied as a spring freeze lowered supply expectations. Losses were also accumulated from trading in U.S. fixed income markets as rates remained range bound.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your Smith Barney Financial Advisor.

Citigroup Managed Futures LLC

                     Citigroup Diversified Futures Fund L.P.
                                Account Statement
                             For the Period April 1,
                             Through April 30, 2007

                                                       Percent
                                                     of Average
                                                     Net Assets
                                                      ---------
Realized gains from trading            $13,689,828       1.67%
Change in unrealized gains/losses
     from trading                       20,264,985       2.46
                                       -----------      -----
                                        33,954,813       4.13
Less, Brokerage commissions
     and clearing fees ($206,480)        4,254,254       0.52
                                       -----------      -----
Net realized and unrealized gains       29,700,559       3.61
Interest Income                          2,637,488       0.32
                                       -----------      -----
                                        32,338,047       3.93
                                       -----------      -----
Less, Expenses:
     Management fees                     1,359,626       0.16
     Other expenses                         86,743       0.01
                                       -----------      -----
                                         1,446,369       0.17
                                       -----------      -----
Net income                              30,891,678       3.76%
                                                        =====

Additions (9,465.6035 L.P. units
at March 31, 2007 net asset
value per unit of $875.38)               8,286,000
Redemptions (25,292.1797 L.P. units
at April 30, 2007 net asset
value per unit of $908.41)             (22,975,669)
                                       -----------
Increase in net assets                  16,202,009
Net assets, March 31, 2007             810,396,568
                                       -----------
Net assets, April 30, 2007            $826,598,577
                                       ===========

Net Asset Value per unit
  ($826,598,577 / 909,938.9344 Units)      $908.41
                                           =======

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By: /s/ Jennifer Magro
       ----------------
       Jennifer Magro
       Chief Financial Officer and Director
       Citigroup Managed Futures LLC
       General Partner, Citigroup
       Diversified Futures Fund L.P.